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                                                                     EXHIBIT 3.1


(INTEGRATED VERSION)

             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION'
                                       OF
                               SPEEDFAM-IPEC, INC.



         ARTICLE FIRST: The name of the corporation is:

                                  SPEEDFAM-IPEC, INC.

         ARTICLE SECOND: The addresses of its registered agent and registered office in the State of Illinois is: James N. Farley, 509 North Third Avenue, Des Plaines 60016-1198, County of Cook; and David S. Crossett, 111 West Monroe Street - 18th Floor, Chicago 60603-4080, County of Cook.

         ARTICLE THIRD: The duration of the corporation is perpetual.

ARTICLE FOURTH: The purposes for which the corporation is organized are to manufacture, buy, sell, lease, operate and generally deal in and with machines, materials and with personal property of every kind and description; to acquire, own, use, lease, mortgage, convey, and otherwise dispose of and deal in real property or any interest therein.

         To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, and property, and to undertake, or assume, conditionally or unconditionally, the whole or any part of the obligations or liabilities of any person, firm, association, or corporation.

         To acquire, hold, use, sell assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

         To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

         To borrow or raise moneys for any of the purposes of the corporation, and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.


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         To loan to any person, firm or corporation any of its surplus funds, either with or without security.

         ARTICLE FIFTH: The aggregate number of shares which the corporation is authorized to issue is 61,000,000, divided into two classes consisting of 1,000,000 shares designated as Preferred Stock, without par value, issuable in series as hereinafter provided (hereinafter referred to as the "Preferred Stock"), and 60,000,000 shares designated as Common Stock, without par value (hereinafter referred to as the "Common Stock").

         The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class hereinabove designated shall be as follows:

         Section 1. Issuance of Preferred Stock in Series. The Preferred Stock may be divided into and issued from time to time as shares of one or more series, each series to be appropriately designated by a distinguishing number, letter, or title prior to the issue of any shares thereof. The Preferred Stock of all series shall be of the same class and of equal rank and shall be identical except as to the terms that may be fixed by the Board of Directors as hereinafter in this Section 1 provided. All shares of each series shall be alike in every particular. Before any shares of Preferred Stock of any series shall be issued, the Board of Directors shall fix and is hereby expressly empowered to fix, in the manner provided by law, the following relative rights and preferences, in respect of any or all of which there may be variations between different series:

         (i) The designation of such series and the number of shares which shall constitute such series, which number may, unless the authorized number of shares of such series shall be limited, be increased or decreased (but not below the number of shares thereof, if any, then outstanding) from time to time by like action of the Board of Directors:

         (ii)     The rate of dividend;

         (iii) The price at and the terms and conditions under which shares may be redeemed;

         (iv) The amount payable on shares of series in the event of any voluntary liquidation, dissolution or winding up of the affairs of the corporation;

         (v) The amount payable on shares of such series in the event of any involuntary liquidation, dissolution or winding up of the affairs of the corporation

         (vi) Any sinking fund provisions for the redemption or purchase of shares;

         (vii) The terms and conditions under which shares may be converted, if the shares of any series are issued with the privilege of conversion;


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         (viii)   The limitation of denial of voting rights, or the grant of any special voting rights providing for the required approval of a specified proportion of the shares of any series for any specified corporate action;

so far as not inconsistent with the provisions of this Article Five applicable to all series of Preferred Stock. Shares of Preferred Stock shall be issued only as full-paid and nonassessable shares.

         All or any shares of any series of Preferred Stock at any time redeemed, purchased or acquired by the corporation shall, at the discretion of the Board of Directors, (1) constitute treasury shares of (2) he canceled in accordance with law; provided, however, that any such canceled shares shall not be reissued as shares of the same series, but shall become authorized and unissued shares of Preferred Stock undesignated as to series.

         Section 2. Dividends. Out of any source lawfully available for the payment of dividends, as and when declared by the Board of Directors, the holders of Preferred Stock of each series shall be entitled to receive dividends at, but not exceeding, the maximum dividend rate fixed for such series and expressed in the certificates therefore, and accruing from the date of original issue of each share of such stock, before any dividends shall be declared or paid or set apart for payment on the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of any Preferred Stock.

         After full dividends on Preferred Stock for all past dividend periods and for the then current dividend period shall have been declared and paid, or set apart for payment, then, and not otherwise, dividends may be declared and paid out of any remaining source lawfully available for the payment thereof upon the Common Stock ratably, share and share alike, to the exclusion of the holders of Preferred Stock.

         Section 3. Liquidation. Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of the Preferred Stock of each series shall be entitled to receive in cash for each share thereof the amount, of any, fixed for the respective series as herein provided, with an amount equal to any accrued and unpaid dividends thereon to the date fixed for such payment, before any distribution of the assets shall be made to the holders of Common Stock. After such payment shall have been made in full to the holders of the outstanding Preferred Stock or funds necessary for such payment shall have been set aside by the corporation in trust for the account of the holders of the outstanding Preferred Stock so as to be and continue available therefor, the remaining assets of the corporation shall be divided and distributed among the holders of the Common Stock ratably, share and share alike. If, upon such liquidation, dissolution or winding up, the assets of the corporation distributable aforesaid among the holders of the Preferred Stock shall be insufficient to permit the payment to them of said amount, the entire assets shall be distributed ratably according to their respective interest among the holders of the Preferred Stock. A consolidation or merger of the corporation or any purchase or redemption of the stock of the corporation or any purchase or redemption of stock of the corporation of any class shall not be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 3.


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         Section 4. Common Stock. Subject to the foregoing provisions of this
Article Five, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid out of funds legally available therefore upon the Common Stock of the corporation from time to time.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after payment to the holders of Preferred Stock of the amounts to which they are entitled as hereinbefore provided, the holders of the Common Stock shall be entitled to share ratably in all assets then remaining subject to distribution to the shareholders.

         Section 5. No Pre-Emptive Rights. No holder of any shares of the capital stock of the corporation shall be entitled as of right to purchase or subscribe for any unissued stock of any class or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of this corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of this corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of this corporation or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

         Section 6. Voting Rights. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Each outstanding share of a series of Preferred Stock shall be entitled to vote if, and to the extent, voting rights are accorded such series by the Board of Directors as provided herein.

ARTICLE SIXTH: Paragraph 1. The manner in which said amendment or amendments effect a change in the amount of stated capital or the amount of paid-in surplus, or both, is as follows:

                           Not Applicable.

         Paragraph 2. The amounts of stated capital and of paid-in surplus as changed by this amendment are as follows:

                                    Before Amendment          After Amendment
Stated capital.............         $                         $

Paid-in surplus...........          $                         $

ARTICLE SEVENTH: The corporation will not commence business until at least one thousand dollars has been received as consideration for the issuance of shares.

ARTICLE EIGHTH: The number of directors to be elected at the first meeting of the shareholders is: four.


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ARTICLE NINTH: Paragraph 1. It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be $

         Paragraph 2. It is estimated that the value of the property to be located within the State of Illinois during the following year will be $

         Paragraph 3: It is estimated that the gross amount of business which will be transacted by the corporation during the following year will be $

Paragraph 4: It is estimated that the gross amount of business which will be transacted at or from places of business in the State of Illinois during the following year will be $

ARTICLE TEN: OTHER PROVISIONS

         (a) Director Liability. The Directors of the Corporation shall not be liable to the Corporation or to the shareholders of the Corporation for monetary damages for breach of fiduciary duties as a Director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section
8.65 of the Illinois Business Corporation Act or (iv) for any transaction from which the Director derived an improper personnel benefit.

         (b) Voting Requirements. Except where a higher approval and vote is expressly required by any provision of applicable law which may not be superseded by a provision of the articles of incorporation, any provision of applicable law which (a) unless otherwise provided in the articles of incorporation requires the approval and affirmative vote of the holders of two-thirds or more of the outstanding shares entitled to vote on a corporate action or two-thirds or more of the outstanding shares of any class or series of shares entitled to vote as a class on a corporate action, including, but not limited to, the following corporate actions: (i) amendment to the articles of incorporation, (ii) adopting of a plan of merger, consolidation or share exchange, (iii) sale, lease, exchange or other disposition of all, or substantially all, of the corporation's properties and assets other than in the usual and regular course of the corporation's business, and (iv) dissolution of the corporation, and (b) permits the articles of incorporation to provide for a lesser approval and affirmative vote, shall only require the approval and affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the corporate action, and a majority of the outstanding shares of each class or series of shares entitled to vote as a class on the corporate action.

ARTICLE ELEVEN: CUMULATIVE VOTING. Cumulative voting for Directors shall not be permitted.



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